Exhibit 99.1

CONTACT:	William George	675 Bering Drive, Suite 400
	Chief Financial Officer	Houston, Texas 77057
	713-830-9650	713-830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA REPORTS FIRST QUARTER 2019 RESULTS

Houston, TX — April 25, 2019 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation, air conditioning and electrical contracting services, today announced net income of $19.9 million or $0.53 per diluted share, for the quarter ended March 31, 2019, as compared to $16.7 million or $0.44 per diluted share, for the quarter ended March 31, 2018. Our first quarter 2018 earnings per diluted share benefited from a $0.07 discrete tax item. The Company reported revenue of $538.5 million in the current quarter, as compared to $464.9 million in 2018.  The Company reported negative free cash flow of $7.5 million in the current quarter, as compared to negative free cash flow of $1.4 million in 2018.  Backlog as of March 31, 2019 was $1.14 billion as compared to $1.17 billion as of December 31, 2018 and $1.08 billion as of March 31, 2018.

Brian Lane, Comfort Systems USA’s President and Chief Executive Officer, said, “We are pleased to be able to report another strong quarter, with year over year increases in profitability even compared to our record first quarter results last year.  Although I am pleased to be reporting very good results, on a deeper level, I am even more proud of the reaction of our organization and its people in the face of recent adversity.”

Mr. Lane continued, “Despite our investments and precautions, over the last two weeks we experienced a challenging situation as we were struck by a ransomware attack.  That attack temporarily paralyzed many of our back office functions, although our field work force has continued to work hard for our customers every day.  While in many specific instances our recovery will continue in the weeks ahead, I am happy to report that our operations have returned to good functioning in the areas that are most crucial to our business.  During this event, our people and organizations across the United States stepped up to meet the challenge, support each other, and keep our focus on serving our customers.”

Mr. Lane concluded, “Comfort Systems USA is on track.  We are optimistic about our new partners in the electrical business, and we are proud to have them join our organization.  Our markets are good, our teams are executing at high levels, and we believe that our ongoing investments have positioned us for continuing success.”

The Company will host a webcast and conference call to discuss its financial results and position on Friday, April 26, 2019 at 10:00 a.m. Central Time.  The call-in number for this conference call is 1-888-339-2688, and enter 51545229 as the passcode.  The call and the slide presentation to accompany the remarks can be accessed on the Company’s website at www.comfortsystemsusa.com under the Investor tab.  A replay of the entire call will be available on the Company’s website on the next business day following the call.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 132 locations in 115 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.

Certain statements and information in this press release may constitute forward-looking statements regarding our future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historic in nature. These forward-looking statements are based on the current expectations and beliefs of Comfort Systems USA, Inc. and its subsidiaries (collectively, the “Company”) concerning future developments and their effect on the Company. While the Company’s management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates. All comments concerning the Company’s expectations for future revenue and operating results are based on the Company’s forecasts for its existing operations and do not include the potential impact of any future acquisitions. The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company’s control) and assumptions that could cause actual future results to differ materially from the Company’s historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the use of incorrect estimates for bidding a fixed-price contract; undertaking contractual commitments that exceed the Company’s labor resources; failing to perform contractual obligations efficiently enough to maintain profitability; national or regional weakness in construction activity and economic conditions; financial difficulties affecting projects, vendors, customers, or subcontractors; the Company’s backlog failing to translate into actual revenue or profits; failure of third party subcontractors and suppliers to complete work as anticipated;  difficulty in obtaining or increased costs associated with bonding and insurance; impairment to goodwill; errors in the Company’s percentage-of-completion method of accounting; the result of competition in the Company’s markets; the Company’s decentralized management structure; material failure to comply with varying state and local laws, regulations or requirements; debarment from bidding on or performing government contracts; shortages of labor and specialty building materials; retention of key management; seasonal fluctuations in the demand for mechanical systems; the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance; adverse litigation results; an increase in our effective tax rate; an information technology failure or cyber security breach; and other risks detailed in our reports filed with the Securities and Exchange Commission.

For additional information regarding known material factors that could cause the Company’s results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

— Financial tables follow —

Comfort Systems USA, Inc.

Consolidated Statements of Operations

(In Thousands, Except per Share Amounts)

	Three Months Ended
	March 31,
	(Unaudited)
	2019	%	2018	%
Revenue	$538,473	100.0%	$464,941	100.0%
Cost of services	431,808	80.2%	375,888	80.8%
Gross profit	106,665	19.8%	89,053	19.2%

SG&A	78,905	14.7%	70,023	15.1%
Gain on sale of assets	(219)	—	(211)	—
Operating income	27,979	5.2%	19,241	4.1%

Interest expense, net	(1,037)	(0.2)%	(699)	(0.2)%
Changes in the fair value of contingent earn-out obligations	(158)	—	153	—
Other income (expense)	15	—	38	—
Income before income taxes	26,799	5.0%	18,733	4.0%

Provision for income taxes	6,933		2,074
Net income	$19,866	3.7%	$16,659	3.6%

Income per share
Basic	$0.54		$0.45
Diluted	$0.53		$0.44

Shares used in computing income per share:
Basic	36,923		37,192
Diluted	37,234		37,628

Supplemental Non-GAAP Information — Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) — (Unaudited) (In Thousands)

	Three Months Ended
	March 31,
	2019	%	2018	%

Net income	$19,866		$16,659
Provision for income taxes	6,933		2,074
Other expense (income), net	(15)		(38)
Changes in the fair value of contingent earn-out obligations	158		(153)
Interest expense, net	1,037		699
Gain on sale of assets	(219)		(211)
Depreciation and amortization	10,724		9,240
Adjusted EBITDA	$38,484	7.1%	$28,270	6.1%

Note:  The Company defines adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) as net income, provision for income taxes, other expense (income), net, changes in the fair value of contingent earn-out obligations, interest expense, net, gain on sale of assets, goodwill impairment and depreciation and amortization.  Other companies may define Adjusted EBITDA differently.  Adjusted EBITDA is presented because it is a financial measure that is frequently requested by third parties.  However, Adjusted EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, Adjusted EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Comfort Systems USA, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	March 31,	December 31,
	2019	2018
	(Unaudited)

Cash and cash equivalents	$29,130	$45,620
Billed accounts receivable, net	447,298	481,366
Unbilled accounts receivable	38,463	37,180
Costs and estimated earnings in excess of billings	8,286	10,213
Other current assets	34,095	35,321
Total current assets	557,272	609,700
Property and equipment, net	102,774	99,618
Lease right-of-use asset	70,316	—
Goodwill	235,860	235,182
Identifiable intangible assets, net	91,073	95,275
Other noncurrent assets	22,737	22,789
Total assets	$1,080,032	$1,062,564

Current maturities of long-term debt	$2,755	$3,279
Accounts payable	136,115	176,167
Billings in excess of costs and estimated earnings	120,290	130,986
Other current liabilities	150,683	156,626
Total current liabilities	409,843	467,058
Long-term debt	74,483	73,639
Long-term lease liabilities	62,028	—
Other long-term liabilities	18,483	23,820
Total liabilities	564,837	564,517
Total stockholders’ equity	515,195	498,047
Total liabilities and stockholders’ equity	$1,080,032	$1,062,564

Selected Cash Flow Data (Unaudited) (In Thousands)

	Three Months Ended
	March 31,
	2019	2018
Cash provided by (used in):
Operating activities	$991	$3,851
Investing activities	$(9,800)	$(11,941)
Financing activities	$(7,681)	$(3,233)

Free cash flow:
Cash from operating activities	$991	$3,851
Purchases of property and equipment	(8,844)	(5,588)
Proceeds from sales of property and equipment	357	366
Free cash flow	$(7,496)	$(1,371)

Note:  Free cash flow is defined as cash flow from operating activities less customary capital expenditures, plus the proceeds from asset sales.  Other companies may define free cash flow differently.  Free cash flow is presented because it is a financial measure that is frequently requested by third parties.  However, free cash flow is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, free cash flow should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.